Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Fourth-Quarter Fiscal 2009 Results

Stronger Demand from U.S. and Asia Offsets Weaker Europe

Strong Sales Continue for Highest Bandwidth Oscilloscopes

CHESTNUT RIDGE, NY, AUGUST 12, 2009 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal fourth quarter (“fourth quarter of fiscal 2009”) and year ended June 27, 2009.

LeCroy reported fourth-quarter fiscal 2009 revenue of $27.2 million compared with $40.7 million in the fourth quarter of fiscal 2008. The Company also reported GAAP gross margin of 46.9%, GAAP operating loss of $3.5 million and GAAP net loss of $3.4 million, or $0.28 loss per share. This compares with GAAP gross margin of 52.6%, GAAP operating loss of $0.3 million and GAAP net loss of $0.8 million, or $0.07 loss per share, in the year-ago period. GAAP operating loss for the fourth quarter of fiscal 2009 includes a $3.0 million non-cash charge for the write-down of inventory, business realignment charges of $1.0 million as well as share-based compensation expenses of $1.0 million. GAAP operating loss for the fourth quarter of fiscal 2008 included $4.2 million in non-cash charges, which consisted of $2.4 million related to the write-down of inventory, $1.0 million in share-based compensation, $0.7 million for the impairment of an intangible asset, and $57,000 in incremental cost of sales for the fair-value adjustment to acquired inventory.

Excluding the inventory write down, business realignment charges and share-based compensation expenses, for the fourth quarter of fiscal 2009 the Company reported a 58.5% non-GAAP gross margin, $1.6 million of non-GAAP operating income and $0.2 million of non-GAAP net income, or $0.01 non-GAAP net income per diluted common share. This compares with a 58.9% non-GAAP gross margin, $3.9 million of non-GAAP operating income and $2.9 million of non-GAAP net income, or $0.24 non-GAAP net income per diluted common share, in the year-ago fourth quarter.

Comments on the Quarter

“LeCroy’s fourth-quarter results were consistent with our expectations,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Reflecting the ongoing global recession, overall market demand was similar to the third quarter. Expected sequential declines in the European market were more than offset by improvements in the U.S. and selected Asian markets.”

“Our goal is to be properly sized for the current demand environment, and we accomplished this objective in the fourth quarter,” added Reslewic. “Aggressive restructuring during the past two quarters enabled us to reduce LeCroy’s non-GAAP operating expenses to $14.4 million from $20.0 million in the fourth quarter last year, while maintaining solid gross margins and improving our operating leverage. As a result, although our fourth-quarter fiscal 2009 revenues declined 33% from a year earlier, we achieved a non-GAAP gross margin of 58.5% and non-GAAP operating margin of 5.7%, which tracked closely to our projections.”

“We had our second-consecutive strong quarter for our new WaveMaster® 8 Zi series of oscilloscopes: the highest bandwidth oscilloscopes available in the market,” added Reslewic. “Despite the global economic slowdown, designers of next-generation serial data systems are still seeking high-performance tools like the new WaveMaster.”

“We continued to improve our capital structure in the fourth quarter, repurchasing another $2.0 million of our convertible bonds,” Reslewic said. “For full-year fiscal 2009 we repurchased 28.4% of our convertible debt at a discount of more than 50%. Our balance sheet has improved as we begin fiscal 2010 and we remain focused on reducing our debt.”

Outlook and Guidance

“Our sales results in the fourth quarter, coupled with the orders we have seen in the first five weeks of the first quarter of fiscal 2010, suggest that our business has stabilized overall, with some pockets of strength emerging as we enter the new fiscal year,” said Reslewic. “We believe that the size and structure of our business is appropriate for the current demand environment, and no further restructuring is planned. We anticipate first-quarter fiscal 2010 revenues in the range of $26 to $29 million, with non-GAAP operating margins in the range of 5 to 7%.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, August 12, 2009 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call may also be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

The Company is undergoing an audit of its fiscal 2009 financial results. These audit procedures are not yet complete as of the date of this press release. There can be no assurance that our financial results as disclosed in this press release will not change following the completion of the audit. Further, this release contains forward-looking statements, including those pertaining to but not limited to expectations regarding: our goal to be properly sized for the current demand environment; the new WaveMaster 8 Zi being the highest bandwidth oscilloscope available in the market; the extent to which designers of next-generation serial data systems are still seeking high performance tools like the new WaveMaster; LeCroy’s anticipation that the business has stabilized overall; the extent to which pockets of strength are emerging as the Company enters the new fiscal year and its expectation that the size and structure of its business is appropriate for the current demand environment and that no further restructuring is planned; the Company remains focused on reducing its debt and LeCroy’s anticipation of revenues for the first quarter of fiscal 2010 in the range of $26 to $29 million, with non-GAAP operating margins in the range of 5 to 7%.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down, impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase our convertible debt at a gain; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.LeCroy.com. The financial information set forth in this press release reflects estimates based on information available at this time.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP gross profit as gross profit as reported under GAAP less primarily non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, the amortization of intangible assets acquired from Catalyst and business realignment charges. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not excluded in determining non-GAAP gross profit. In addition, depreciation on other depreciable assets acquired from Catalyst, most notably property and equipment, is not excluded in determining non-GAAP gross profit. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating (loss) income reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges. Non-GAAP operating income is not a substitute for GAAP operating (loss) income.

We define non-GAAP net income as net (loss) income reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 33.8% and 31%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2008 and 2009 years, respectively. Non-GAAP net income is not a substitute for GAAP net (loss) income.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net (loss) income per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
In thousands, except per share data	2009	2008 *	2009 *	2008 *
Revenues:
Test and measurement products	$25,353	$38,646	$125,456	$151,077
Service and other	1,860	2,013	8,511	9,409

Total revenues	27,213	40,659	133,967	160,486

Cost of revenues:
Share-based compensation	44	45	146	124
Other costs of revenues	14,405	19,216	63,452	70,632

	14,449	19,261	63,598	70,756

Gross profit	12,764	21,398	70,369	89,730

Operating expenses:
Selling, general and administrative:
Share-based compensation	723	561	1,796	3,338
Other selling, general and administrative expenses	9,494	12,409	45,195	47,961

	10,217	12,970	46,991	51,299
Research and development:
Share-based compensation	255	375	841	1,233
Other research and development expenses	5,799	8,324	30,010	31,343

	6,054	8,699	30,851	32,576
Reimbursement from escrow account	—	—	—	(240)
Impairment of goodwill	—	—	105,771	—

Total operating expenses	16,271	21,669	183,613	83,635

Operating (loss) income	(3,507)	(271)	(113,244)	6,095

Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	784	338	9,606	338
Interest income	10	71	90	298
Interest expense	(804)	(971)	(3,554)	(4,331)
Other, net	(271)	(212)	260	(632)

Other income (expense), net	(281)	(774)	6,402	(4,327)
(Loss) income before income taxes	(3,788)	(1,045)	(106,842)	1,768
(Benefit) provision for income taxes	(391)	(235)	(192)	56

Net (loss) income	$(3,397)	$(810)	$(106,650)	$1,712

Net (loss) income per common share
Basic	$(0.28)	$(0.07)	$(8.89)	$0.15
Diluted	$(0.28)	$(0.07)	$(8.89)	$0.14

Weighted average number of common shares:
Basic	12,131	11,717	12,003	11,749
Diluted	12,131	11,717	12,003	12,007

*	Certain reclassifications have been made to conform to the current year presentation.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 27,	June 28,
In thousands	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,413	$10,224
Accounts receivable, net	25,209	33,274
Inventories, net	34,987	32,886
Other current assets	11,564	10,214

Total current assets	78,173	86,598

Property and equipment, net	21,817	21,683
Goodwill	—	105,771
Other non-current assets	10,047	12,934

TOTAL ASSETS	$110,037	$226,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,169	$22,280
Accrued expenses and other current liabilities	26,333	19,201

Total current liabilities	40,502	41,481
Long-term bank debt	17,500	—
Convertible notes	35,000	62,000
Deferred revenue and other non-current liabilities	3,635	4,545

Total liabilities	96,637	108,026
Stockholders’ equity	13,400	118,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$110,037	$226,986

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
In thousands	2009	2008 *	2009 *	2008 *
GAAP gross profit, as reported	$12,764	$21,398	$70,369	$89,730
Non GAAP adjustments:
Charge for write-down of inventory, including fair value adjustment of $64 and $107 for the quarter ended 2009 and 2008, respectively and $64 and $637 for the year ended 2009 and 2008, respectively	3,064	2,447	5,800	3,217
Share-based compensation	44	45	146	124
Incremental cost of sales related to fair-value adjustment to inventory	8	57	24	206
Amortization of intangible assets acquired	—	—	—	458
Business realignment—severance charge	34	—	695	134

Non GAAP gross profit	$15,914	$23,947	$77,034	$93,869

	Quarter Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
In thousands	2009	2008 *	2009 *	2008 *
GAAP operating (loss) income, as reported	$(3,507)	$(271)	$(113,244)	$6,095
Non GAAP adjustments:
Charge for write-down of inventory, net of escrow reimbursement	3,064	2,447	5,800	2,977
Charge for the impairment of intangible asset	—	699	—	699
Charge for impairment of goodwill	—	—	105,771	—
Share-based compensation	1,022	981	2,783	4,695
Incremental cost of sales related to fair-value adjustment to inventory	8	57	24	206
Amortization of intangible assets acquired	—	—	—	458
Business realignment—lease charge	749	—	749	—
Business realignment—severance charge	222	—	4,337	954

Non GAAP operating income	$1,558	$3,913	$6,220	$16,084

	Quarter Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
In thousands	2009	2008 *	2009 *	2008 *
GAAP net (loss) income, as reported	$(3,397.00)	$(810)	$(106,650)	$1,712
After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory	2,037	1,701	3,952	2,053
Charge for the impairment of intangible asset		482	—	482
Charge for impairment of goodwill	—	—	105,083	—
Share-based compensation	870	1,423	2,480	4,046
Incremental cost of sales related to fair-value adjustment to inventory	5	42	16	142
Amortization of intangible assets acquired	—	—	—	314
Business realignment—lease charge	498	—	498	—
Business realignment—severance charge	148	12	2,989	658

Non GAAP net income	161	$2,850	$8,368	$9,407

	Quarter Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
In thousands, except per share data	2009	2008 *	2009 *	2008 *
Net (loss) income per common share
Diluted, as reported	$(0.28)	$(0.07)	$(8.89)	$0.14
Diluted, non GAAP	$0.01	$0.24	$0.69	$0.78

Weighted average number of common shares:
Diluted, as reported	12,131	11,717	12,003	12,007
Diluted, non GAAP	12,305	12,029	12,135	12,007